Exhibit 10.2

EXECUTION COPY

TAX SHARING AGREEMENT

BETWEEN

PRIDE INTERNATIONAL, INC.

AND

SEAHAWK DRILLING, INC.

TABLE OF CONTENTS

SECTION 1.	Definition of Terms	- 1 -

SECTION 2.	Allocation of Tax Liabilities and Tax Benefits	- 7 -

2.1 Liability for and the Payment of Taxes		- 7 -
(a)	Seahawk Liabilities and Payments	- 7 -
(b)	Pride Liabilities and Payments	- 8 -
(c)	Rules for Tax Benefits. For purpose of this Section 2:	- 9 -
2.2 Allocation Rules		- 10 -
(a)	General Rule	- 10 -
(b)	Taxes Resulting from the Internal Distribution or the External Distribution	- 10 -
	Taxes and Tax Items resulting from the Internal Distribution and Taxes and Tax Items resulting from the External Distribution (collectively, “Distribution Taxes”) will be allocated as follows:	- 10 -

SECTION 3.	Preparation and Filing of Tax Returns	- 10 -

3.1 Joint Returns		- 10 -
(a)	Preparation of Joint Returns	- 10 -
(b)	Provision of Information and Assistance	- 11 -
3.2 Separate Returns		- 12 -
(a)	Tax Returns to be Prepared by Pride	- 12 -
(b)	Tax Returns to be Prepared by Seahawk	- 12 -
(c)	Provision of Information	- 12 -
3.3 Special Rules Relating to the Preparation of Tax Returns		- 12 -
(a)	General Rule	- 12 -
(b)	Seahawk Tax Returns	- 13 -
(c)	Election to File Consolidated, Combined or Unitary Tax Returns	- 13 -
(d)	Carrybacks of Tax Benefits	- 13 -
(e)	Withholding and Reporting	- 13 -
(f)	Standard of Performance	- 14 -
3.4 Reliance on Exchanged Information		- 14 -
3.5 Allocation of Tax Items		- 14 -

SECTION 4.	Tax Payments	- 15 -

4.1 Payment of Taxes to Tax Authority		- 15 -
4.2 Indemnification Payments		- 15 -
(a)	Tax Payments Made by the Pride Group	- 15 -
(b)	Tax Payments Made by the Seahawk Group	- 15 -
(c)	Credit for Prior Deemed Tax Payments	- 15 -
(d)	Payments for Tax Benefits	- 15 -
4.3 Initial Determinations and Subsequent Adjustments		- 16 -
4.4 Interest on Late Payments		- 16 -
4.5 Payments by or to Other Group Members		- 16 -
4.6 Procedural Matters		- 17 -
4.7 Tax Consequences of Payments		- 17 -

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SECTION 5.	Assistance and Cooperation	- 17 -

5.1 Cooperation		- 17 -
5.2 Supplemental Rulings and Supplemental Tax Opinions		- 18 -

SECTION 6.	Tax Records	- 18 -

6.1 Retention of Tax Records		- 18 -
6.2 Access to Tax Records		- 18 -
6.3 Confidentiality		- 19 -

SECTION 7.	Tax Contests	- 19 -

7.1 Notices		- 19 -
7.2 Control of Tax Contests		- 20 -
(a)	General Rule	- 20 -
(b)	Non-Preparer Participation Rights	- 20 -
7.3 Cooperation		- 20 -

SECTION 8.	Restriction on Certain Actions of Pride and Seahawk	- 21 -

8.1 General Restrictions		- 21 -
8.2 Restricted Actions Relating to Tax Materials		- 21 -
8.3 Certain Seahawk Actions Following the Effective Time		- 21 -

SECTION 9.	General Provisions	- 22 -

9.1 Limitation of Liability		- 22 -
9.2 Entire Agreement		- 22 -
9.3 Governing Law		- 22 -
9.4 Termination		- 22 -
9.5 Notices		- 22 -
9.6 Counterparts		- 23 -
9.7 Binding Effect; Assignment		- 23 -
9.8 No Third Party Beneficiaries		- 23 -
9.9 Severability		- 23 -
9.10 Failure or Indulgence Not Waiver; Remedies Cumulative		- 23 -
9.11 Amendments; Waivers		- 23 -
9.12 Authority		- 24 -
9.13 Construction		- 24 -
9.14 Interpretation		- 24 -
9.15 Predecessors or Successors		- 24 -
9.16 Expenses		- 25 -
9.17 Effective Time		- 25 -
9.18 Change in Law		- 25 -
9.19 Disputes		- 25 -

APPENDIX A		- 27 -

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TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) is entered into as of August 4, 2009, between Pride International, Inc., a Delaware corporation (“Pride”), and Seahawk Drilling, Inc., a Delaware corporation (“Seahawk”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

RECITALS

WHEREAS, Seahawk is a wholly owned Subsidiary of Pride; and

WHEREAS, the Board of Directors of Pride has determined that it would be appropriate and desirable for Pride to separate the Seahawk Group from the Pride Group, as contemplated by the Master Separation Agreement (the “Separation”); and

WHEREAS, in furtherance thereof, the Board of Directors of Pride has determined that, in connection with the Separation, it would be appropriate and desirable for (i) Seahawk to contribute certain assets and liabilities to Deepwater USA, Inc. (“DeepCo”) and to distribute its entire interest in the stock of DeepCo to Pride in what is intended to qualify as a tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code (the “Internal Distribution”), and (ii) Pride to distribute its entire interest in the stock of Seahawk on a pro rata basis to holders of Pride Common Stock in what is intended to qualify as a tax-free transaction described under Section 355 of the Code (the “External Distribution”); and

WHEREAS, the Board of Directors of Seahawk has also approved such transactions; and

WHEREAS, the parties set forth in a Master Separation Agreement the principal arrangements between them regarding the separation of the Seahawk Group from the Pride Group; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of Taxes and Tax Benefits arising prior to, as a result of, and subsequent to the External Distribution, and provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

SECTION 1.   Definition of Terms.   For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Deepwater Drilling Business” has the meaning set forth in the Ruling Request.

“DeepCo” has the meaning set forth in the recitals hereof.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distribution Date” means the date on which the External Distribution occurs.

“Distribution Taxes” has the meaning set forth in Section 2.2(b).

“Due Date” has the meaning set forth in Section 4.4.

“Effective Time” means the time at which the External Distribution is effected on the Distribution Date.

“External Distribution” has the meaning set forth in the recitals hereof.

“Group” means the Pride Group or the Seahawk Group, as the context requires.

“Internal Distribution” has the meaning set forth in the recitals hereof.

“IRS” means the Internal Revenue Service.

“IRS Submissions” means the Ruling Request, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the Ruling.

“Joint Return” means any Tax Return, for any Tax Year, that includes Tax Items of both the Pride Business and the Seahawk Business, determined without regard to Tax Items carried forward to such Tax Year.

“Losses” means any and all damages, losses, deficiencies, liabilities, obligations, Taxes, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages.

“Management Business” has the meaning set forth in the Ruling Request.

“Master Separation Agreement” means the Master Separation Agreement entered into as of the date set forth above, between Pride and Seahawk.

“Non-Preparer” means the party that is not responsible for the preparation and filing of the Joint Return or Separate Return, as applicable, pursuant to Sections 3.1(a) or 3.2.

“Payment Date” means (x) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Permitted Financial Institution” means any domestic commercial bank having capital and surplus in excess of $5.0 billion and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency).

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Preparer” means the party that is responsible for the preparation and filing of the Joint Return or Separate Return, as applicable, pursuant to Sections 3.1(a) or 3.2.

“Pride” has the meaning set forth in the preamble hereof.

“Pride Business” means, with respect to any Tax Year (or portion thereof), the assets, activities and related liabilities of Pride and its Subsidiaries during such Tax Year (or portion thereof), but not including the assets, activities and related liabilities constituting a part of the Seahawk Business for such Tax Year (or portion thereof).

“Pride Common Stock” means the Pride common stock, par value $.01 per share, and any series or class of stock into which the Pride common stock is redesignated, reclassified, converted or exchanged following the Effective Time.

“Pride Group” means Pride and each Subsidiary of Pride (but only while such Subsidiary is a Subsidiary of Pride) other than any Person that is a member of the Seahawk Group (but only during the period such Person is a member of the Seahawk Group).

“Receiving Party” has the meaning set forth in Section 6.3.

“Requesting Party” has the meaning set forth in Section 5.2.

“Ruling” means PLR 112185-09, which was issued to Pride on May 4, 2009, as supplemented by PLR 129247-09, which was issued to Pride on July 9, 2009.

“Ruling Request” means the requests for rulings, dated March 2, 2009, and June 12, 2009, filed by Pride with the IRS in connection with the Distribution and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the Ruling.

“Seahawk” has the meaning set forth in the preamble hereof.

“Seahawk Business” means:

(a)   with respect to any Tax Year (or portion thereof) that ended on or before December 31, 2008, (i) the assets, activities and related liabilities of Pride and its Subsidiaries, to the extent such assets and activities were situated in the Gulf of Mexico during such Tax Year (or portion thereof) and (ii) any other assets, activities and related liabilities of Seahawk and the Seahawk Subsidiaries, regardless of where such assets and activities were situated during such Tax Year (or portion thereof); but not including, in each case (i) and (ii) above, any assets, activities and related liabilities of Pride, Seahawk and their respective Subsidiaries, to the extent such assets and activities were or related to the deepwater services management contracts with respect to the Thunderhorse, Mad Dog and Holstein rigs;

(b)   with respect to any Tax Year (or portion thereof) that begins after December 31, 2008, and ends on or before the Distribution Date, (i) the assets, activities and related liabilities of Pride and its Subsidiaries, to the extent such assets and activities were situated in the Gulf of Mexico during such Tax Year (or portion thereof) and (ii) any other assets, activities and related liabilities of Seahawk and the Seahawk Subsidiaries, regardless of where such assets and activities were situated during such Tax Year (or portion thereof); but not including, in each case (i) and (ii) above, any assets (other than the stock of DeepCo), activities and related liabilities of Pride, Seahawk and their respective Subsidiaries, to the extent such assets and activities were or related to (iii) the deepwater services management contracts with respect to the Thunderhorse, Mad Dog and Holstein rigs; (iv) drillships or semisubmersible rigs or (v) the Pride Tennessee and Pride Wisconsin rigs;

(c)   with respect to any Tax Year (or portion thereof) that begins after the Distribution Date, the assets, activities and related liabilities of Seahawk and the Seahawk Subsidiaries during such Tax Year (or portion thereof).

“Seahawk Group” means (x) with respect to any Tax Year (or portion thereof) ending at or before the Effective Time, Seahawk and each of its Subsidiaries at the Effective Time; and (y) with respect to any Tax Year (or portion thereof) that begins after the Effective Time, Seahawk and each Subsidiary of Seahawk (but only while such Subsidiary is a Subsidiary of Seahawk).

“Seahawk Subsidiaries” means Gulf of Mexico Personnel Services S. De R.L. De C.V.; Mexico Drilling Limited LLC; Mexico Offshore Management S. De R.L. De C.V.; Pride Central America, LLC; Pride Drilling, LLC; Pride Internacional de Mexico LLC; Pride Mexico Holdings, LLC; Redfish Holdings S. De R.L. De C.V.; Seahawk Drilling LLC and each Person that becomes a Subsidiary of Seahawk after the Distribution Date.

“Separate Return” means any Tax Return that is not a Joint Return.

“Separation” has the meaning set forth in the recitals hereof.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Supplemental IRS Submissions” means any request for a Supplemental Ruling, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining any Supplemental Ruling.

“Supplemental Ruling” means any private letter ruling obtained by Pride or Seahawk from the IRS which supplements or otherwise modifies the Ruling.

“Supplemental Tax Opinion” means, with respect to a specified action, an opinion (other than the Tax Opinion) from Tax Counsel to the effect that such action will not preclude (i) the Internal Distribution from qualifying as a tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Seahawk and Pride and (ii) the External Distribution from qualifying as a tax-free transaction described under

Section 355 of the Code to Pride and the holders of Pride Common Stock (except, in the case of the holders of Pride Common Stock, with respect to cash received in lieu of fractional shares). No opinion relied upon by Seahawk to satisfy the requirements of Section 8.3 shall be considered a “Supplemental Tax Opinion” unless such opinion is, in addition to the requirements above, an unqualified “will” opinion reasonably satisfactory to Pride, which opinion may rely upon a Supplemental Ruling and may rely upon, and may assume the accuracy of, any representations given in any Supplemental Ruling Submission and any customary representations contained in an officer’s certificate delivered by an officer of Pride or Seahawk to Tax Counsel.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a Tax Item that decreases the Tax liability of a taxpayer, including a credit, loss or other deduction, but not including deductions attributable to or arising from the Pride Business or the Seahawk Business, as applicable, to the extent that the aggregate of such deductions in a Tax Year does not exceed the income attributable to or arising from such business in such Tax Year.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means (i) with respect to the Tax Opinion delivered to Pride, Baker Botts L.L.P. or (ii) with respect to a Supplemental Tax Opinion delivered to Pride or to Seahawk, a nationally recognized law firm or accounting firm reasonably acceptable to Pride to provide such Supplemental Tax Opinion.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means (i) the Ruling and each Supplemental Ruling issued by the IRS in connection with the Internal Distribution and the External Distribution, (ii) each IRS Submission and Supplemental IRS Submission, (iii) the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinion, and (iv) any other materials delivered or deliverable by Pride, Seahawk and others in connection with the rendering by Tax Counsel of the Tax Opinions or the issuance by the IRS of any Ruling or Supplemental Ruling.

“Tax Opinion” means the opinion to be delivered by Tax Counsel to Pride in connection with the Internal Distribution and the External Distribution to the effect that (i) the Internal Distribution will qualify as a tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Seahawk and Pride and (ii) the External Distribution will qualify as a tax-free transaction described under Section 355 of the Code to Pride and the holders of Pride Common Stock (except, in the case of the holders of Pride Common Stock, with respect to cash received in lieu of fractional shares).

“Tax Records” means Tax Return, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due (including estimated Taxes), any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

SECTION 2.   Allocation of Tax Liabilities and Tax Benefits.

2.1   Liability for and the Payment of Taxes.   Except as provided in Section 3.1(b) (Provision of Information and Assistance), Section 3.2(c) (Provision of Information), and Section 7 (Tax Contests), and in accordance with Section 4:

(a)   Seahawk Liabilities and Payments.   For any Tax Year (or portion thereof), Seahawk shall, subject to the rules for Tax Benefits in Section 2.1(c):

(i)   be liable for and pay the Taxes (determined without regard to Tax Benefits) allocated to it pursuant to Section 2.2, reduced by any Tax Benefits allocated to Pride or Seahawk that are allowable under applicable Tax Law, either to the applicable Tax Authority or to Pride as required by Section 4, and

(ii)   pay Pride for:

(A)   any Tax Benefits arising in a Tax Year that begins on or before the Distribution Date allocated to Pride pursuant to Section 2.2 that Seahawk uses to reduce Taxes payable by it pursuant to clause (i) of this Section 2.1(a) in any Tax Year that begins after the Distribution Date,

(B)   any Tax Benefits arising in a Tax Year that begins after the Distribution Date allocated to Pride pursuant to Section 2.2 that Seahawk uses to reduce Taxes payable by it pursuant to clause (i) of this Section 2.1(a) in any Tax Year that begins on or before the Distribution Date, and

(C)   any Tax Benefits arising in a Tax Year that begins on or before the Distribution Date allocated to Pride pursuant to Section 2.2 arising or used as a result of a Tax Contest or other dispute which is resolved after the Distribution Date that Seahawk uses to reduce Taxes payable by it pursuant to clause (i) of this Section 2.1(a) in any Tax Year that begins on or before the Distribution Date.

(b)   Pride Liabilities and Payments.   For any Tax Year (or portion thereof), Pride shall, subject to the rules for Tax Benefits in Section 2.1(c):

(i)   be liable for and pay the Taxes (determined without regard to Tax Benefits) allocated to it pursuant to Section 2.2, reduced by any Tax Benefits allocated to Pride or Seahawk that are allowable under applicable Tax Law, either to the applicable Tax Authority or to Seahawk as required by Section 4, and

(ii)   pay Seahawk for:

(A)   any Tax Benefits arising in a Tax Year that begins on or before the Distribution Date allocated to Seahawk pursuant to Section 2.2 that Pride uses to reduce Taxes payable by it pursuant to clause (i) of this Section 2.1(b) in any Tax Year that begins after the Distribution Date,

(B)   any Tax Benefits arising in a Tax Year that begins after the Distribution Date allocated to Seahawk pursuant to Section 2.2 that Pride uses to reduce Taxes payable by it pursuant to clause (i) of this Section 2.1(b) in any Tax Year that begins on or before the Distribution Date, and

(C)   any Tax Benefits arising in a Tax Year that begins on or before the Distribution Date allocated to Seahawk pursuant to Section 2.2 arising or used as a result of a Tax Contest or other dispute which is resolved after the Distribution Date that Pride uses to reduce Taxes payable by it pursuant to clause (i) of this Section 2.1(b) in any Tax Year that begins on or before the Distribution Date.

(c)   Rules for Tax Benefits.   For purpose of this Section 2:

(i)   For any Tax Year that begins on or before the Distribution Date, (y) Seahawk shall, pursuant to Section 2.1(a)(i), reduce Taxes allocated to it by Tax Benefits allocated to Pride only to the extent such Tax Benefits are not taken into account by Pride pursuant to Section 2.1(b)(i) in the same Tax Year, and (z) Pride shall reduce, pursuant to Section 2.1(b)(i), Taxes allocated to it by Tax Benefits allocated to Seahawk only to the extent such Tax Benefits are not taken into account by Seahawk pursuant to Section 2.1(a)(i) in the same Tax Year.

(ii)   For any Tax Year that begins on or before the Distribution Date, (y) Seahawk shall not take into account any Tax Benefit under Section 2.1(a)(i) unless the utilization of such Tax Benefit would be allowable under applicable Tax Law after taking into account only those Tax Items allocated to Seahawk during such Tax Year (or portion thereof), and (z) Pride shall not take into account any Tax Benefit under Section 2.1(b)(i) unless the utilization of such Tax Benefit would be allowable under applicable Tax Law after taking into account only those Tax Items allocated to Pride during such Tax Year (or portion thereof).

(iii)   For any Tax Year that begins after the Distribution Date in which either party has available for use both Tax Benefits allocated to it and Tax Benefits allocated to the other party, if the applicable Tax Law does not provide for the priority and order in which such Tax Benefits shall be used, the Tax Benefits allocable to it and to the other party shall be deemed used pro rata in proportion to the total of such Tax Benefits available for use by it.

(iv)   Payment for Tax Benefits described in either Section 2.1(a)(ii)(B) or Section 2.1(a)(ii)(C) shall be made only when and to the extent that the use of such Tax Benefit does not increase the Taxes of Seahawk or reduce the Tax Benefits otherwise usable by Seahawk during the applicable Tax Year, and payment for Tax Benefits described in either Section 2.1(b)(ii)(B) or Section 2.1(b)(ii)(C) shall be made only when and to the extent that the use of such Tax Benefit does not increase the Taxes of Pride or reduce the Tax Benefits otherwise usable by Pride during the applicable Tax Year.

2.2   Allocation Rules.   For purposes of Section 2.1:

(a)   General Rule.   Except as otherwise provided in this Section 2.2, Taxes (determined without regard to Tax Benefits) for any Tax Year (or portion thereof) shall be allocated between Seahawk and Pride in proportion to the net taxable income or other applicable items attributable to or arising from the respective Seahawk Business and Pride Business (as so defined for such Tax Year or portion thereof) that contribute to such Taxes, and Tax Benefits for any Tax Year (or portion thereof) shall be allocated between Seahawk and Pride in proportion to the losses, credits, or other applicable items attributable to or arising from the respective Seahawk Business and Pride Business (as so defined for such Tax Year or portion thereof) that contribute to such Tax Benefits.

(b)   Taxes Resulting from the Internal Distribution or the External Distribution.   Taxes and Tax Items resulting from the Internal Distribution and Taxes and Tax Items resulting from the External Distribution (collectively, “Distribution Taxes”) will be allocated as follows:

(i)   Distribution Taxes Allocable to Pride.   Distribution Taxes shall be allocated to Pride to the extent that such Distribution Taxes result primarily from one or more of the following:

(A)   from the Pride Group ceasing to be engaged in the Management Business or the Deepwater Drilling Business; or

(B)   from an action or failure to act by the Pride Group that causes Section 355(e) of the Code to apply to either the Internal Distribution or the External Distribution, or that causes Section 355(f) of the Code to apply to the Internal Distribution.

(ii)   Distribution Taxes Allocable to Seahawk.   Distribution Taxes shall be allocated to Seahawk to the extent that such Distribution Taxes result primarily from Seahawk’s taking any of the actions prohibited in Section 8.3.

(iii)   Joint Responsibility for Distribution Taxes.   Any Distribution Taxes not allocated under Section 2.2(b)(i) or Section 2.2(b)(ii) shall be allocated fifty percent (50%) to Pride and fifty percent (50%) to Seahawk.

SECTION 3.   Preparation and Filing of Tax Returns.

3.1   Joint Returns.

(a)   Preparation of Joint Returns.   Pride shall be responsible for preparing and filing (or causing to be prepared and filed) and shall be considered the Preparer of all Joint Returns, except that Seahawk shall be responsible for preparing and filing (or causing to be prepared and filed) and shall be considered the Preparer of all Joint Returns filed or required to be filed with the Mexican Tax Authority by any Seahawk Subsidiary.

(b)   Provision of Information and Assistance.

(i)   Information with Respect to Joint Returns.   The Non-Preparer shall provide the Preparer with all information in its possession necessary for the Preparer to properly and timely file all Joint Returns for which such Preparer is responsible pursuant to Section 3.1(a). The Non-Preparer shall provide such information no later than thirty days prior to the extended due date of such Joint Return. If the Non-Preparer is in possession of information and the Non-Preparer fails to provide such information within the time period provided in this Section 3.1(b)(i) and in the form reasonably requested by the Preparer to permit the timely filing of any Joint Return for which the Preparer is responsible pursuant to Section 3.1(a), then notwithstanding any other provision of this Agreement, the Non-Preparer shall be liable for, and shall indemnify and hold harmless each member of the Preparer’s Group from and against, any penalties, interest, or other payment obligation assessed against any member of either Group by reason of any resulting delay in filing such return. If the Non-Preparer provides information within the time period provided in this Section 3.1(b)(i) in the form reasonably requested by the Preparer to permit the timely filing of a Joint Return for which such Preparer is responsible pursuant to Section 3.1(a), then notwithstanding any other provision of this Agreement, the Preparer shall be liable for, and shall indemnify and hold harmless each member of the Non-Preparer’s Group from and against, any penalties, interest, or other payments assessed against any member of either Group by reason of any delay in filing such return.

(ii)   Information with Respect to Estimated Payments and Extension Payments.   The Non-Preparer shall provide the Preparer with all information relating to members of the Non-Preparer’s Group that the Preparer needs to determine the amount of Taxes due on any Payment Date with respect to a Joint Return for which such Preparer is responsible pursuant to Section 3.1(a). The Non-Preparer shall provide such information no later than thirty days before such Payment Date. In the event that the Non-Preparer fails to provide information within the time period provided in this Section 3.1(b)(ii) in the form reasonably requested by the Preparer to permit the timely payment of such Taxes, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest, or other payments assessed against any member of either Group by reason of any resulting delay in paying such Taxes.

(iii)   Assistance.   At the request of the Preparer, the Non-Preparer shall take (at its own cost and expense), and shall cause the members of the Non-Preparer’s Group to take (at their own cost and expense), any reasonable action (e.g., filing a ruling request with the relevant Tax Authority or executing a power of attorney) that is reasonably necessary in order for the Preparer or any other member of the Preparer’s Group to prepare, file, amend or take any other action with respect to a Joint Return for which the Preparer is responsible pursuant to Section 3.1(a). In the event that the Non-Preparer fails to take, or cause to be taken, any such requested action, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest, or other payments assessed against any member of either Group by reason of a failure to take any such requested action.

3.2   Separate Returns.

(a)   Tax Returns to be Prepared by Pride.   Pride shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns that include Tax Items of the Pride Group, determined without regard to Tax Items carried forward to such Tax Year.

(b)   Tax Returns to be Prepared by Seahawk.   Seahawk shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns that include Tax Items of the Seahawk Group, determined without regard to Tax Items carried forward to such Tax Year.

(c)   Provision of Information.   Pride shall provide to Seahawk, and Seahawk shall provide to Pride, any information about members of the Pride Group or the Seahawk Group, respectively, which the party receiving such information reasonably needs to properly and timely file all Separate Returns pursuant to Sections 3.2(a) or (b). Such information shall be provided within the time prescribed by Section 3.1(b) for the provision of information for Joint Returns. In the event that Pride or Seahawk fails to provide information within the time period provided in Section 3.1(b) and in the form reasonably requested by the other party to permit the timely filing of a Separate Return, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest, or other payments assessed against any member of the Pride Group or the Seahawk Group by reason of any resulting delay in filing such return.

3.3   Special Rules Relating to the Preparation of Tax Returns.

(a)   General Rule.   Except as otherwise provided in this Agreement, the party responsible for filing (or causing to be filed) a Tax Return pursuant to Sections 3.1 or 3.2 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return. Notwithstanding the preceding sentence, if the Seahawk Group pays any Tax to a Tax Authority other than the IRS that may be claimed as a foreign Tax credit for U.S. federal income tax purposes in a Tax Return for which Pride is the party responsible for filing (or causing to be filed), Pride shall amend such Tax Returns and file such claims for credit or refund that Seahawk may reasonably request.

(b)   Seahawk Tax Returns.   With respect to any Separate Return for which Seahawk is responsible pursuant to Section 3.2(b):

(i)   Seahawk may not take (and shall cause the members of the Seahawk Group not to take) any positions that it knows, or reasonably should know, would adversely affect any member of the Pride Group; and

(ii)   Seahawk and other members of the Seahawk Group must (x) allocate Tax Items between such Separate Return for which Seahawk is responsible pursuant to Section 3.2(b) and any related Joint Return for which Pride is responsible pursuant to Section 3.1(a) that are filed with respect to the same Tax Year in a manner that is consistent with the reporting of such Tax Items on the related Joint Return for which Pride is responsible pursuant to Section 3.1(a) and (y) make any applicable elections required under applicable Tax Law (including, without limitation, under Treasury Regulations Section 1.1502-76(b)(2)) necessary to effect such allocation.

(c)   Election to File Consolidated, Combined or Unitary Tax Returns.   Pride shall have the sole discretion of filing any Tax Return on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under the relevant Tax Law.

(d)   Carrybacks of Tax Benefits.   Seahawk shall not carry back and utilize as a Tax Benefit in a Tax Year that begins on or before the Distribution Date any Tax Item arising in a Tax Year that begins after the Distribution Date, provided, that, if the carryback of such Tax Item is required by applicable Tax Law (for example, pursuant to Section 904(c) of the Code), and if Pride would be the Preparer of any Tax Return (or Tax Returns) amended to include the carried-back Tax Item, Pride shall amend such Tax Return (or Tax Returns) and file such claims for credit or refund that Seahawk may reasonably request. With respect to any foreign Taxes claimed on any such amended Tax Return, Pride shall only elect the benefits of the foreign Tax credit under Section 901 of the Code and shall not elect to deduct such foreign Taxes.

(e)   Withholding and Reporting.   With respect to stock of Pride delivered to any Person, Pride and Seahawk shall cooperate (and shall cause their Affiliates to cooperate) so as to permit Pride to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of Seahawk or one or more of its Affiliates as the withholding and reporting agent if Pride or one or more of its Affiliates is not otherwise required or permitted to withhold and report under applicable Tax Law.

(f)   Standard of Performance.   Pride and Seahawk shall prepare the Joint Returns for which each is responsible pursuant to this Section 3 with the same general degree of care as it uses in preparing Separate Returns. Notwithstanding the preceding sentence, Pride shall not be liable for any additional Taxes that result from a redetermination in a Tax Contest and for which Seahawk is otherwise liable under Section 2, regardless of whether such Taxes arise as a result of Pride’s failure to exercise such degree of care.

3.4   Reliance on Exchanged Information.   If a member of the Seahawk Group supplies information to a member of the Pride Group, or a member of the Pride Group supplies information to a member of the Seahawk Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy and completeness of the information so supplied.

3.5   Allocation of Tax Items.   Pride shall determine in accordance with applicable Tax Laws the allocation of any applicable Tax Items (e.g., net operating loss, net capital loss, investment Tax credit, foreign Tax credit, research and experimentation credit, charitable deduction, or credit related to alternative minimum Tax) as of the Effective Time among Pride, each other Pride Group member, Seahawk, and each other Seahawk Group member. Pride and Seahawk hereby agree that in the absence of controlling legal authority each such Tax Item shall be allocated as provided in Section 2.2. Attached hereto as Exhibit A is an estimate of the Tax Items allocable to the Pride Group and the Seahawk Group, respectively. Pride shall provide reasonably timely updates of the allocation of Tax Items, as it finalizes its Tax Returns and as adjustments, if any, are subsequently made to such Tax Returns.

SECTION 4.   Tax Payments.

4.1   Payment of Taxes to Tax Authority.   Pride shall be responsible for remitting to the proper Tax Authority all Tax shown (including Taxes for which Seahawk is wholly or partially liable pursuant to Section 2) on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(a) or Section 3.2(a), and Seahawk shall be responsible for remitting to the proper Tax Authority the Tax shown (including Taxes for which Pride is wholly or partially liable pursuant to Section 2) on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2(b).

4.2   Indemnification Payments.

(a)   Tax Payments Made by the Pride Group.   If any member of the Pride Group remits a payment to a Tax Authority for Taxes for which Seahawk is wholly or partially liable under this Agreement, Seahawk shall remit the amount for which it is liable to Pride within thirty days after receiving notification requesting such amount.

(b)   Tax Payments Made by the Seahawk Group.   If any member of the Seahawk Group remits a payment to a Tax Authority for Taxes for which Pride is wholly or partially liable under this Agreement, Pride shall remit the amount for which it is liable to Seahawk within thirty days after receiving notification requesting such amount.

(c)   Credit for Prior Deemed Tax Payments.   For purposes of Section 4.2(a), the portion of Taxes paid by Pride to a Tax Authority for which Seahawk is liable will be determined by assuming that Seahawk has previously paid in the aggregate (i) $10 million with respect to all Taxes for each Tax Year that includes the Distribution Date, (ii) $45 million with respect to all Taxes for each Tax Year that immediately precedes the Tax Year that includes the Distribution Date and (iii) the full amount of its allocable share of all Taxes shown on any other Tax Return filed before the Distribution Date with respect to any other Tax Year ending before the Distribution Date.

(d)   Payments for Tax Benefits.

(i)   If a member of the Pride Group uses a Tax Benefit for which Seahawk is entitled to reimbursement pursuant to clause (ii) of Section 2.1(b), Pride shall pay to Seahawk, within fifteen business days following the use of such Tax Benefit, an amount equal to such Tax Benefit.

(ii)   If a member of the Seahawk Group uses a Tax Benefit for which Pride is entitled to reimbursement pursuant to clause (ii) of Section 2.1(a), Seahawk shall pay to Pride, within fifteen business days following the use of such Tax Benefit, an amount equal to such Tax Benefit.

(iii)   For purposes of this Agreement, a Tax Benefit (other than a Tax Refund) will be considered used (i) in the case of a Tax Benefit that generates a Tax Refund, at the time such Tax Refund is received and (ii) in all other cases, at the time the Tax Return is filed with respect to such Tax Benefit or, if no Tax Return is filed, at the time the Tax would have been due in the absence of such Tax Benefit. The amount of such Tax Benefit will be the amount by which Taxes are actually reduced by such Tax Benefit (determined in accordance with the provisions of Section 2.1(c)).

4.3   Initial Determinations and Subsequent Adjustments.   The initial determination of the amount of any payment that one party is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement will be redetermined, and additional payments relating to such redetermination will be made, as appropriate, if as a result of an audit by a Tax Authority, an amended Tax Return, or for any other reason (w) additional Taxes to which such redetermination relates are subsequently paid, (x) a refund of such Taxes is received, (y) the party using a Tax Benefit changes, or (z) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due thirty days after the date on which the additional Taxes were paid or, if later, fifteen days after the date of a request from the other party for the payment, (ii) as a result of the receipt of a refund will be due thirty days after the refund was received, (iii) as a result of a change in use of a Tax Benefit will be due thirty days after the date on which the final action resulting in such change is taken by a Tax Authority or either party or any of their Subsidiaries, or (iv) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due thirty days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either party or any of their Subsidiaries. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

4.4   Interest on Late Payments.   Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, within fifteen days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at a per annum rate fixed at six percent (6%) above the six month dollar LIBOR rate as displayed on page “LR” of Bloomberg (or such other appropriate page as may replace such page), as of 11:00 a.m. London time on the Due Date (or, if the Due Date is not a business day, as of 11:00 a.m. London time on the first business day following the Due Date). Such rate shall be redetermined at the beginning of each calendar quarter following such Due Date. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

4.5   Payments by or to Other Group Members.   When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund or Tax Benefit, a payment which is required to be made by or to Pride or Seahawk may be made by or to another member of the Pride Group or the Seahawk Group, as appropriate, but nothing in this Section 4.5 shall relieve Pride or Seahawk of its obligations under this Agreement.

4.6   Procedural Matters.   Any written notice delivered to the indemnifying party in accordance with Section 9.5 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Return, statement, bill or invoice related to such Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one party to the other party pursuant to this Section 4 shall be made by electronic, same day wire transfer. Payments shall be deemed made when received. If the indemnifying party fails to make a payment to the indemnified party within the time period set forth in this Section 4, the indemnifying party shall pay to the indemnified party, in addition to interest that accrues pursuant to Section 4.4, any costs or expenses, including any breakage costs, incurred by the indemnified party to secure such payment or to satisfy the indemnifying party’s portion of the obligation giving rise to the indemnification payment.

4.7   Tax Consequences of Payments.   For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the External Distribution. If any payment (or portion thereof) arising as a result of an allocation of Taxes or Tax Items pursuant to Section 2.2(b) causes, directly or indirectly, an increase in the Taxes owed by the recipient (or any of the members of its Group) under one or more applicable Tax Laws, the payor’s payment obligation (or portion thereof) under this Agreement shall be increased such that the amount of the payment, reduced by any Taxes owed by the recipient (or any of the members of its Group) as a result of such payment, equals the amount of a payment that would have been received had no additional Taxes been imposed on the recipient (or any of the members of its Group) as a result of such payment. Other than the payments described in the preceding sentence of this Section 4.7, under no circumstances shall any payment (or portion thereof) made pursuant to this Agreement be grossed up to take into account any additional Taxes that may be owed by the recipient (or any of the members of its Group) as a result of such payment. In the event that a Tax Authority asserts that Pride’s or Seahawk’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Section 4.7, Pride or Seahawk, as appropriate, shall use its reasonable best efforts to contest such assertion.

SECTION 5.   Assistance and Cooperation.

5.1   Cooperation.   In addition to the obligations enumerated in Sections 3.1(b) and 3.2(c), Pride and Seahawk will cooperate (and cause their respective Subsidiaries to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

5.2   Supplemental Rulings and Supplemental Tax Opinions.   Each of the parties agrees that at the reasonable request of the other party (the “Requesting Party”), such party shall (and shall cause each member of its Group to) cooperate and use reasonable efforts to seek to obtain, as expeditiously as reasonably practicable, a Supplemental Ruling from the IRS. Each of the parties further agrees that at the reasonable request of the Requesting Party, such other party shall (and shall cause each member of its Group to) cooperate and use reasonable efforts to assist the Requesting Party in obtaining, as expeditiously as reasonably practicable, a Supplemental Tax Opinion from Tax Counsel. Within thirty days after receiving an invoice from the other party therefor, the Requesting Party shall reimburse such party for all reasonable costs and expenses incurred by such party and the members of its Group in connection with obtaining or requesting a Supplemental Ruling or in connection with assisting the Requesting Party in obtaining a Supplemental Tax Opinion. Notwithstanding the foregoing, Pride shall not be required to file any Supplemental IRS Submission unless Seahawk represents to Pride that (x) it has reviewed the Supplemental IRS Submission and (y) all information and representations, if any, relating to any member of the Seahawk Group contained in the Supplemental IRS Submissions are true, correct and complete in all material respects.

SECTION 6.   Tax Records.

6.1   Retention of Tax Records.   Each of Pride and Seahawk shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven years after the Distribution Date.

6.2   Access to Tax Records.   Seahawk shall make available, and cause its Subsidiaries to make available, to members of the Pride Group for inspection and copying (x) all Tax Records in their possession that relate to Tax Years that begin on or before the Distribution Date, and (y) the portion of any Tax Record in their possession that relates to Tax Years that begin after the Distribution Date and which is reasonably necessary for the preparation of a Joint Return or Separate Return by a member of the Pride Group or with respect to an audit or litigation by a Tax Authority of such return. Pride shall make available, and cause its Subsidiaries to make available, to members of the Seahawk Group for inspection and copying that portion of any Tax Record in their possession that relates to Tax Years that begin on or before the Distribution Date and which is reasonably necessary for the preparation of a Joint Return or Separate Return by a member of the Seahawk Group or with respect to an audit or litigation by a Tax Authority of such return.

6.3   Confidentiality.   Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent such information or document (i) is previously known to or in the possession of the other party (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

SECTION 7.   Tax Contests.

7.1   Notices.   Each party shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may be indemnified by the other party hereunder, (ii) the qualification of the Internal Distribution as a tax-free transaction described under Section 368(a)(1)(D) and/or 355 of the Code or (iii) the qualification of the External Distribution as a tax-free transaction described under Section 355 of the Code. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If (1) an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder, (2) such party fails to give the indemnifying party prompt notice of such asserted Tax liability and (3) the indemnifying party has the right, pursuant to Section 7.2(a), to control the Tax Contest relating to such Tax liability, then (x) if the indemnifying party is precluded from contesting the asserted Tax liability as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability and (y) if the indemnifying party is not precluded from contesting the asserted Tax liability, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

7.2   Control of Tax Contests.

(a)   General Rule.   Except as provided in Sections 7.2(b), each party (or the appropriate member of their Group) shall have full responsibility, control and discretion in handling, settling or contesting any Tax Contest involving a Tax reported on a Tax Return for which it is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Section 3 of this Agreement.

(b)   Non-Preparer Participation Rights.   With respect to a Tax Contest of any Tax Return which involves a Tax liability for which the Non-Preparer may be liable, or a Tax Benefit for which the Non-Preparer may be entitled, under this Agreement, (i) the Non-Preparer shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Preparer shall keep the Non-Preparer reasonably informed and consult seriously and in good faith with the Non-Preparer and its Tax advisors with respect to any issue relating to such Tax Contest; (iii) the Preparer shall provide the Non-Preparer with copies of all correspondence, notices, and other written materials received from any Tax Authority and shall otherwise keep the Non-Preparer and its Tax advisors advised of significant developments in the Tax Contest and of significant communications involving representatives of the Tax Authority; (iv) the Non-Preparer may request that the Preparer take a position in respect of such Tax Contest, and the Preparer shall do so provided that (A) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code) and (B) the adoption of such position could not reasonably be expected to increase the Taxes or reduce the Tax Benefits allocated to the Preparer pursuant to Section 2 of this Agreement (unless the Non-Preparer agrees to indemnify and hold harmless the Preparer from such increase in Taxes or reduction in Tax Benefits); (v) the Preparer shall provide the Non-Preparer with a copy of any written submission to be sent to a Taxing Authority prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that the Non-Preparer or its Tax advisors may have with respect thereto; and (vi) there will be no settlement, resolution, or closing or other agreement with respect thereto without the consent of the Non-Preparer, which consent shall not be unreasonably withheld.

7.3   Cooperation.   The Non-Preparer shall provide a party controlling any Tax Contest pursuant to Section 7.2(a) with all information relating to the Non-Preparer’s Group which the party controlling the Tax Contest needs to handle, settle or contest the Tax Contest. At the request of a party controlling any Tax Contest pursuant to Section 7.2(a), the other party shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the party controlling the Tax Contest to handle, settle or contest the Tax Contest. Seahawk shall assist Pride, and Pride shall assist Seahawk, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party shall reimburse the indemnified party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 7.3. The party controlling the Tax Contest shall have no obligation to indemnify the indemnified party for any additional Taxes resulting from the Tax Contest, if the indemnified party fails to cooperate in accordance with this Section 7.3.

SECTION 8.   Restriction on Certain Actions of Pride and Seahawk.

8.1   General Restrictions.   Following the Effective Time, Seahawk shall not, and shall cause the members of the Seahawk Group not to, take any action that, or fail to take any action the failure of which, (i) would be inconsistent with the Internal Distribution qualifying, or preclude the Internal Distribution from qualifying, as a tax-free transaction described under Sections 368(a)(1)(D) and/or 355 of the Code, (ii) would be inconsistent with the External Distribution qualifying, or preclude the External Distribution from qualifying, as a tax-free transaction described under Section 355 of the Code (except with respect to cash received in lieu of fractional shares), or (iii) would cause Pride, any Person that is a Subsidiary of Pride immediately prior to the Distribution, or the holders of Pride Common Stock that receive Seahawk stock in the Distribution to recognize gain or loss, or otherwise include any amount in income, as a result of the Distribution for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares).

8.2   Restricted Actions Relating to Tax Materials.   Without limiting the other provisions of this Section 8, following the Effective Time, Seahawk shall not, and shall cause the members of the Seahawk Group not to, take any action that, or fail to take any action the failure of which, would be reasonably likely to be inconsistent with, or cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials.

8.3   Certain Seahawk Actions Following the Effective Time.   Without limiting the other provisions of this Section 8, during the two-year period following the Effective Time, Seahawk shall not take, nor enter into a binding agreement to take, any of the following actions: (i) sell all or substantially all of the assets that constitute the Seahawk Business as of the Effective Time to any Person other than Seahawk or an entity which is and will be wholly-owned, directly or indirectly, by Seahawk; (ii) transfer any assets of Seahawk or any Seahawk Affiliate in a transaction described in subparagraphs (A), (C), (D), (F), or (G) of Section 368(a)(1) to another entity, other than Seahawk or an entity which is and will be wholly-owned, directly or indirectly, by Seahawk, (iii) transfer all or substantially all of the assets that constitute the Seahawk Business as of the Effective Time in a transaction described in Sections 351 or 721 other than a transfer to a corporation or partnership which is and will be wholly-owned, directly or indirectly, by Seahawk; (iv) issue stock of Seahawk or any Seahawk Affiliate (or any instrument that is convertible or exchangeable into any such stock) other than an issuance to which Treasury Regulations Section 1.355-7(d)(8) or (9) applies; (v) facilitate or otherwise participate in any acquisition (or deemed acquisition) of stock of Seahawk that would result in any shareholder owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of Seahawk; or (vi) redeem or otherwise repurchase any stock of Seahawk other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696; in each case, without first obtaining and delivering to Pride at Seahawk’s own expense (y) a Supplemental Tax Opinion with respect to such action, or (z) a suitable form of financial security issued by a Permitted Financial Institution, in such form and on such terms as Pride may reasonably direct, and of a sufficient amount which Pride may determine in its sole discretion to cover any and all Taxes that may arise as a result of taking such action.

SECTION 9.   General Provisions.

9.1   Limitation of Liability.   IN NO EVENT SHALL ANY MEMBER OF THE PRIDE GROUP OR THE SEAHAWK GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE TO ANY OTHER MEMBER OF THE PRIDE GROUP OR THE SEAHAWK GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.2   Entire Agreement.   This Agreement and the Master Separation Agreement constitute the entire agreement between Pride and Seahawk with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

9.3   Governing Law.   This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Texas as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

9.4   Termination.

(a)   This Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of Pride without the approval of Seahawk. In the event of termination pursuant to this Section 9.4, neither party shall have any liability of any kind to the other party.

(b)   This Agreement shall otherwise terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been satisfied and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise.

9.5   Notices.   Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or other generally accepted means of electronic transmission, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.

9.6   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

9.7   Binding Effect; Assignment.   This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto.

9.8   No Third Party Beneficiaries.   This Agreement is solely for the benefit of Pride, Seahawk and their Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder.

9.9   Severability.   If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10  Failure or Indulgence Not Waiver; Remedies Cumulative.   No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11  Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

9.12  Authority.   Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement to be executed and delivered on or prior to the Distribution Date, and (d) this Agreement creates legal, valid and binding obligations, enforceable against it in accordance with its respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

9.13  Construction.   This Agreement shall be construed as if jointly drafted by Seahawk and Pride and no rule of construction or strict interpretation shall be applied against either party. The parties represent that this Agreement is entered into with full consideration of any and all rights which the parties may have. The parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The parties have received independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The parties are not relying upon any representations or statements made by any other party, or such other party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly incorporated in this Agreement. The parties are not relying upon a legal duty, if one exists, on the part of any other party (or such other party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no party shall ever assert any failure to disclose information on the part of the other party as a ground for challenging this Agreement.

9.14  Interpretation.   The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The operation of various provisions of this Agreement is illustrated by examples in Appendix A hereto, and this Agreement shall be interpreted in accordance with such examples.

9.15  Predecessors or Successors.   Any reference to Pride, Seahawk, Seahawk Subsidiaries, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of Pride, Seahawk, Seahawk Subsidiaries, such Person, or such Subsidiary, respectively.

9.16  Expenses.   Except as otherwise expressly provided for herein, each party and its Subsidiaries shall bear their own expenses incurred in connection with preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable.

9.17  Effective Time.   This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

9.18  Change in Law.   Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

9.19  Disputes.   The procedures for discussion, negotiation and arbitration set forth in Article V of the Master Separation Agreement shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may rise out of or relate to, or arise under or in connection with this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

PRIDE INTERNATIONAL, INC.

By:	/s/ Brian C. Voegele
Name:	Brian C. Voegele
Title:	Senior Vice President and Chief Financial Officer

SEAHAWK DRILLING, INC.

By:	/s/ Randall D. Stilley
Name:	Randall D. Stilley
Title:	President and Chief Executive Officer

APPENDIX A

The following examples illustrate the operation of various provisions of this Agreement. However, each example is not necessarily intended to illustrate every provision of this Agreement that may be relevant thereto.

Except as stated otherwise, each of the examples assumes (i) a U.S. federal income Tax rate of 35%, (ii) that the Distribution Date was March 31, 2009 and that both the Internal Distribution and the External Distribution occurred thereon, (iii) that Seahawk files a Separate Return with respect to all Taxes in 2010 and later years, (iv) that the Internal Distribution qualifies as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, and (v) that the External Distribution qualifies as a tax-free transaction under Section 355 of the Code. In addition, for convenience, it is assumed that the amount of the credit for prior deemed tax payments which would otherwise be allowed by Section 4.2(c) is zero.

Example 1.   General Tax Allocation on Joint Return and Non-Grossed Up Payment.

On its U.S. federal consolidated income Tax Return for the Tax Year that begins January 1, 2009, and ends December 31, 2009, the Pride consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (viz., (35%)($200x)). Of the $200x of consolidated net taxable income reported on such Tax Return, $150x is attributable to and arises from the Pride Business. The remaining $50x of consolidated net taxable income is attributable to and arises from the Seahawk Business during the period in which Seahawk joins in the filing of such Tax Return (viz., the period beginning January 1, 2009, and ending on the Distribution Date). Pride’s basis in the stock of Seahawk immediately prior to the External Distribution was $17.5x.

The $150x of taxable income attributable to the Pride Business and the $50x of taxable income attributable to the Seahawk Business in each case includes deductions. However, in neither case are these deductions a Tax Benefit, because the aggregate of such deductions in the Tax Year does not exceed the income attributable to or arising from the relevant business in such Tax Year.

Because Pride’s 2009 U.S. federal consolidated income Tax Return includes Tax Items of each of the Pride Business and the Seahawk Business (determined without regard to Tax Items carried forward to such Tax Year), it will be a Joint Return. Pursuant to Section 2.1, each of Pride and Seahawk will be liable for its allocable portion of the $70x of Tax shown on such Joint Return. Because $150x of the consolidated net taxable income contributing to the Tax was attributable to the Pride Business and $50x of the consolidated net taxable income contributing to the Tax was attributable to the Seahawk Business, pursuant to Section 2.2(a), $52.5x of Tax will be allocable to Pride (viz., ($150x/$200x)($70x)) and $17.5x of Tax will be allocable to Seahawk (viz., ($50x/$200x)($70x)).

Pursuant to Section 3.1(a), Pride is responsible for preparing and filing the Joint Return. As a result, Pride will have the exclusive right to make those determinations described in Section 3.3(a) with respect to such Tax Return. Pursuant to Section 4.1, Pride must pay the $70x of Tax to the Tax Authority. Pursuant to Section 4.2(a), Seahawk must remit the amount for which it is liable (viz., $17.5x) to Pride within thirty days after receiving notification requesting such amount. If payment is not made within thirty days, Seahawk must pay interest thereafter on the amount past due at the rate and as determined under Section 4.4.

Pursuant to Section 4.7, the parties must treat Seahawk’s payment of $17.5x as a distribution to Pride immediately prior to the External Distribution. Because the $17.5x payment does not exceed Pride’s basis in the Seahawk stock, Pride recognizes no gain. If, however, Pride had a basis of $7.5x in its Seahawk stock immediately prior to the External Distribution, the $17.5x deemed distribution would have created an excess loss account of $10x (viz., $7.5x basis - $17.5x) in Pride’s Seahawk stock, which $10x would have been included in income immediately before the External Distribution pursuant to Treasury Regulations Section 1.1502-19. Section 4.7 provides that Seahawk would not be required to gross up its $17.5x payment to Pride by the amount of Taxes owed by Pride as a result of this $10x of income.

Example 2.   Separate Return filed by Seahawk.

On the Joint Return for the Tax Year that begins on January 1, 2009 and ends December 31, 2009, the Pride consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (viz., (35%)($200x)). Of the $200x of consolidated net taxable income reported on such Joint Return, $150x is attributable to and arises from the Pride Business. The remaining $50x of consolidated net taxable income is U.S. source taxable income attributable to and arising from the Seahawk Business during the period in which Seahawk joins in the filing of such Tax Return (viz., the period beginning January 1, 2009, and ending on the Distribution Date).

The remaining $50x of consolidated taxable income represents  1/4 of the consolidated taxable income of Seahawk and its subsidiaries during the period beginning January 1, 2009, and ending December 31, 2009. In determining the $50x of consolidated net taxable income reported on the Joint Return, Pride elected, under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D), to allocate the income of Seahawk and its consolidated subsidiaries ratably between (i) the period beginning on January 1, 2009, and ending on the Distribution Date and (ii) the period beginning on April 1, 2009, and ending on December 31, 2009. No items of income constitute “extraordinary items” within the meaning of Treasury Regulations Section 1.1502-76(b)(2)(ii)(C).

Pursuant to Section 3.2(b) Seahawk is responsible for preparing and filing a Separate Return for the Seahawk consolidated group for the period beginning on April 1, 2009, and ending on December 31, 2009. As a result, Seahawk will have the right to make those determinations described in Section 3.3(a) with respect to the Separate Return, subject to the limitations in Section 3.3(b). Thus, since Pride determined, with respect to the 2009 Joint Return, to make the election described in Treasury Regulations

Section 1.1502-76(b)(2)(ii)(D) to allocate the income of Seahawk and its consolidated subsidiaries ratably between (i) the period beginning on January 1, 2009, and ending on the Distribution Date and (ii) the period beginning on April 1, 2009, and ending on December 31, 2009, Seahawk must, pursuant to Section 3.1(b)(ii), also make such election for itself and other members of the Seahawk consolidated group on the related Separate Return prepared by Seahawk so that its net consolidated income is allocated consistently with the Joint Return.

Because no items of income constitute extraordinary items, the result is that $50x of Seahawk’s net income is allocated to the Joint Return and $150x of Seahawk’s net income is allocated to its Separate Return. Because the $150x of income allocated to the Separate Return is allocated to Seahawk pursuant to Section 2.2(a), Seahawk must pay the $52.5x of Tax shown on such Tax Return to the Tax Authority pursuant to Section 2.1(a)(i).

Example 3.   Tax and Tax Benefit Allocation on Joint Return.

On the Joint Return for the Tax Year that begins on January 1, 2009, and ends December 31, 2009, the Pride consolidated group reports $200x of consolidated net taxable income, a $5x foreign Tax credit, and a Tax liability of $65x (viz., (35%)($200x) -$5x). Of the $200x of consolidated net taxable income reported on such Joint Return, $150x is foreign source taxable income attributable to and arising from the Pride Business. The remaining $50x of consolidated net taxable income is U.S. source taxable income attributable to and arising from the Seahawk Business during the period in which Seahawk joins in the filing of such Tax Return (viz., the period beginning January 1, 2009, and ending on the Distribution Date). In addition, the $5x foreign Tax credit is allocated to Seahawk pursuant to Section 2.2(a) and such Tax credit arose during 2008 and is properly carried forward to the 2009 Joint Return. During its short Tax Year beginning on April 1, 2009, and ending on December 31, 2009, the Seahawk Business generated $100x of foreign source taxable income.

Section 2.2 first allocates the Tax which would be payable pursuant to Section 2.1 in the absence of any Tax Benefit, such as the $5x foreign Tax credit. Thus, before taking into account the $5x foreign Tax credit, $52.5x of Tax would be allocable to Pride and $17.5x of Tax would be allocable to Seahawk, as in Example 1. Section 2.2 then allocates the Tax Benefit, consisting of the $5x foreign Tax credit.

Under applicable Tax Law, Seahawk’s short Tax Year ending on the Distribution Date will be considered the same Tax Year as Pride’s Tax Year ending on December 31, 2009 (and which includes Seahawk’s short Tax Year), but will be considered a different Tax Year from Seahawk’s short Tax Year that begins after the Distribution Date. After taking into account only those Tax Items allocated to it, the $5x foreign Tax credit would not be allowable to Seahawk under applicable Tax Law because Seahawk has no foreign source taxable income during its short Tax Year ending on the Distribution Date. Accordingly, pursuant to Section 2.1(c), Seahawk shall not take into account (and shall not be considered to have taken into account) the Tax Benefit, consisting of the $5x foreign Tax credit. And pursuant to Section 2.1(b), Pride will be entitled to use such foreign Tax credit and will not be required to compensate Seahawk therefor, notwithstanding the fact that Seahawk would otherwise have been able to use such foreign Tax credit in its short Tax Year following the Distribution Date.

Thus, the ultimate Tax liability of $65x (viz., (35%)($200x) - $5x) shown on the Joint Return will be allocated $47.5x to Pride (viz., $52.5x - $5x) and $17.5x to Seahawk.

Example 4.   Tax Credit Carryforward on Seahawk Separate Return.

On its Separate Return for the Tax Year that begins on January 1, 2010, and ends December 31, 2010, the Seahawk consolidated group has $100x of consolidated net taxable income, no losses, and $70x of Tax credits. All $100x of consolidated net taxable income reported on the Separate Return is foreign source taxable income attributable to and arising from the Seahawk Business. The $70x of Tax credits consist of (i) a $50x foreign Tax credit carryforward which was generated in 2008 by a member of the Seahawk Group (as the Seahawk Group was composed in 2008) which was at all times during 2008 engaged solely in the Pride Business, and (ii) a $20x foreign Tax credit carryforward which was generated in 2008 by a member of the Seahawk Group (as the Seahawk Group was composed in 2008) which was at all times during 2008 engaged solely in the Seahawk Business. Pride was unable to use the $50x foreign Tax credit on its 2008 and 2009 Joint Returns, and under applicable Tax Law, the $50x foreign Tax credit is properly carried forward and used by Seahawk on its 2010 Separate Return. Similarly, the $20x foreign Tax credit is properly carried forward and used by Seahawk on its 2010 Separate Return.

As above, Section 2.2 first allocates the Tax which would be payable pursuant to Section 2.1 in the absence of any Tax Benefit, such as the $70x Tax credits. Thus, before taking into account the $70x Tax credits, $35x of Tax would be allocable to Seahawk because all $100x of the consolidated net taxable income contributing to the Tax was attributable to the Seahawk Business. Section 2.2 then allocates the Tax Benefits, consisting of the $70x Tax credits. Because the $50x foreign Tax credit carryforward was attributable to the Pride Business, it is allocated to Pride pursuant to Section 2.2. This is true regardless of the fact that the foreign Tax credit was generated by a member of the Seahawk Group (as the Seahawk Group was composed in 2008). Because the $20x foreign Tax credit was attributable to the Seahawk Business, it is allocated to Seahawk pursuant to Section 2.2.

Under the facts above, Seahawk is entitled to use both the $50x foreign Tax credit and the $20x foreign Tax credit on its 2010 Separate Return. However, because the $50x foreign Tax credit arose in a Tax Year that begins on or before the Distribution Date, was allocated to Pride pursuant to Section 2.2, and was used by Seahawk to reduce its Taxes in a Tax Year which begins after the Distribution Date, Seahawk must, pursuant to Sections 2.1(a)(ii), 4.2(d)(ii), and 4.2(d)(iii), pay to Pride an amount equal to such Tax Benefit within fifteen business days following the time that Seahawk files such Separate Return.

Pursuant to Section 4.2(d)(iii), the amount of the Tax Benefit that Seahawk must pay to Pride will be the amount by which Seahawk’s Taxes are actually reduced by using the $50x foreign Tax credit on its 2010 Separate Return (determined in accordance with the provisions of Section 2.1(c)). Pursuant to Section 2.1(c), Seahawk is considered to have used a pro rata portion of each of the $20x foreign Tax credit and the $50x foreign Tax credit. Such pro rata portions are determined by multiplying each Tax credit used on Seahawk’s 2010 Separate Return by a fraction, the numerator of which is equal to the total reduction in Seahawk’s Taxes resulting from the actual use of Tax Benefits (viz., $35x), and the denominator of which is equal to the total reduction in Taxes that would result if Seahawk had been able to use all of the Tax Benefits to which it would be entitled (viz., $70x). Seahawk is thus considered to have used $25x of the $50x foreign Tax credit (viz., $50x($35x/$70x)) and $10x of the $20x foreign Tax credit (viz., $20x($35x/$70x)) on its 2010 Separate Return.

Thus, on its 2010 Separate Return, Seahawk reports an ultimate Tax liability of $0x (viz., (35%)($100x) - $35x), but must pay $25x to Pride within fifteen business days following the time that Seahawk files its 2010 Separate Return.

Example 5.   Carryback of Tax Benefit by Seahawk.

On the Joint Return for the Tax Year that begins on January 1, 2009 and ends December 31, 2009, the Pride consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (viz., (35%)($200x)). Of the $200x of consolidated net taxable income reported on such Joint Return, $150x is attributable to and arises from the Pride Business. The remaining $50x of consolidated net taxable income is attributable to and arises from the Seahawk Business during the period in which Seahawk joins in the filing of such Tax Return (viz., the period beginning January 1, 2009, and ending on the Distribution Date).

In addition, the Seahawk Business has $150x of net taxable income and no losses or credits during the period beginning on April 1, 2009, and ending on December 31, 2009, but, in 2010, the Seahawk Business generates a $150x net operating loss (“NOL”), which constitutes a Tax Benefit allocated to Seahawk pursuant to Section 2.2(a).

Pursuant to Section 3.3(d), Seahawk must elect under Section 172(b)(3) of the Code to relinquish the entire carryback period with respect to the $150x NOL because such NOL may not be carried back to the 2009 Joint Return. Under applicable Tax Law, the relinquished carryback period includes the period beginning on January 1, 2009, and ending on the Distribution Date, with respect to the Joint Return, and the period beginning on April 1, 2009, and ending on December 31, 2009, with respect to Seahawk’s Separate Return.

However, if Seahawk generated a foreign Tax credit in its Tax Year ending December 31, 2009, which would otherwise be carried back to the Joint Return under applicable Tax Law, Seahawk is not required to claim a deduction for, rather than elect to credit, foreign Taxes paid in 2009, in order to avoid the carryback of the foreign

Tax credit to the 2009 Joint Return. If Seahawk elects to credit foreign Taxes paid in 2009, the foreign Tax credit would be carried back to the 2009 Joint Return under applicable Tax Law, and pursuant to Section 2.1(b)(ii)(B), Pride would be entitled to utilize it as a Tax Benefit (assuming such use was permitted under applicable Tax Law) and would be required to compensate Seahawk therefor.

Example 6.   NOL Carryforward as a Tax Benefit on Joint Return.

On the Joint Return for the Tax Year that begins on January 1, 2009 and ends December 31, 2009, the Pride consolidated group reports $150x of consolidated net taxable income, no credits, and a Tax liability of $52.5x (viz., (35%)($150x)). Of the $150x of consolidated net taxable income reported on such Tax Return, all $150x is attributable to and arises from the Pride Business. In addition, the Seahawk Business generated a $150x NOL in 2008, which is carried forward to the 2009 Joint Return under applicable Tax Law.

As above, Section 2.2 first allocates the Tax which would be payable pursuant to Section 2.1 in the absence of any Tax Benefit. Thus, before taking into account any Tax Benefits, $52.5x of Tax would be allocable to Pride pursuant because all $150x of the consolidated net taxable income contributing to the Tax was attributable to the Pride Business, and $0x of the consolidated net taxable income contributing to the Tax was attributable to the Seahawk Business. Section 2.2 then allocates any Tax Benefits. Because no amount of the NOL carryforward can be used as a deduction by Seahawk, the entire $150x NOL will constitute a Tax Benefit. Moreover, because the $150x NOL was attributable to the Seahawk Business, it is a Tax Benefit that is allocated to Seahawk pursuant to Section 2.2(a). Under applicable Tax Law and pursuant to Section 2.1(a), however, Pride will be entitled to use the NOL as a Tax Benefit to reduce its consolidated taxable income in 2009 and will not be required to compensate Seahawk therefor. Thus, in 2009, Pride will be obligated to pay Tax of $0x (viz., (35%)($150x - $150x) to the Tax Authority and $0x to Seahawk.

Example 7.   Breach of Covenants and Grossed-Up Payment.

Immediately before the Internal Distribution, (i) Seahawk held the DeepCo stock with a fair market value of $250x and a basis of $50x, and (ii) Pride held the Seahawk stock with a fair market value of $500x and a basis of $200x. In 2010 Pride enters into a merger whereby an acquiring corporation acquires all of the assets and liabilities of Pride and Pride’s shareholders receive stock in the acquiring corporation in exchange for all of their stock in Pride. Assume that entering into the merger causes the External Distribution to be taxable to Pride under Section 355(e) and causes the Internal Distribution to fail to qualify as a tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code (see Section 355(f)).

As a result, Seahawk and Pride will be required to recognize all of their realized gain on the Internal Distribution and External Distribution, respectively. After taking into account the basis adjustments to the Seahawk stock as a result of recognizing the $200x of gain on the Internal Distribution and as a result of the distribution itself, the merger results in a net Tax liability of $105x (viz., (35%)($100x gain on External Distribution + $200x gain on Internal Distribution)).

Pursuant to Section 2.2(b), all $105 of the Tax (viz., (35%)($300x)) resulting from the Internal Distribution and External Distribution would be allocated to Pride because entering into the merger will cause Section 355(e) to apply to the External Distribution.

Example 8.   Redetermination of Foreign Tax.

On the Joint Return for the Tax Year that begins on January 1, 2008, and ends December 31, 2008, the Pride consolidated group reports $200x of consolidated net taxable income, a $40x foreign Tax credit, and a Tax liability of $30x (viz., (35%)($200x) – $40x of foreign Tax credits). Of the $200x of consolidated net taxable income reported on such Joint Return, $40x is foreign source taxable income and $60x is U.S. source taxable income attributable to and arising from the Pride Business and $100x is foreign source taxable income attributable to and arising from the Seahawk Business. The $40x foreign Tax credit is allocated to Seahawk pursuant to Section 2.2(a).

Section 2.2 first allocates the Tax which would be payable pursuant to Section 2.1 in the absence of any Tax Benefit, such as the $40x foreign Tax credit. Thus, before taking into account the $40x foreign Tax credit, $35x of Tax would be allocable to Pride and $35x of Tax would be allocable to Seahawk. Section 2.2 then allocates the Tax Benefit, consisting of the $40x foreign Tax credit. After taking into account only those Tax Items allocated to Seahawk, the $40x foreign Tax credit would be allowable to Seahawk under applicable Tax Law, but Seahawk would be limited to using an amount thereof equal to its $35x of Tax determined before utilizing the foreign Tax credit. Pursuant to Section 2.1(c), Seahawk will take into account (and will be considered to have taken into account) a $35x Tax Benefit, consisting of $35x of the foreign Tax credit. As a result, Seahawk would be liable for $0x of Taxes pursuant to Section 2.1(a)(i) (viz., ($100x)(35%) - $35x). Pursuant to Section 2.1(c)(i), Pride will be entitled to use the remaining $5x of such foreign Tax credit and will not be required to compensate Seahawk therefor. As a result, Pride would be liable for $30x of Taxes pursuant to Section 2.1(b)(i) (viz., ($100x)(35%) - $5x). Thus, the Tax liability of $30x (viz., (35%)($200x) – $40x) shown on the Joint Return is allocated $30x to Pride (viz., (35%)($100x) - $5x) and $0x to Seahawk (viz., (35%)($100x) - $35x).

On June 16, 2010, a date subsequent to the Distribution Date, Seahawk pays $30x to the Mexican government in settlement of a Tax Contest attributable to the Seahawk Business for the 2008 Tax Year. As required by Section 3.3(a), Pride amends the Pride consolidated group’s Joint Return for the 2008 Tax Year to claim a foreign Tax credit for the $30x paid by Seahawk to the Mexican government and receives a refund of $9x (viz. (35%)($200x) = $70; ($70)($140x/$200x) = $49x foreign Tax credit limitation; $49x - $40x = $9x).

As a result of amending such Joint Return, Section 4.3 requires that the amounts paid under this Agreement be redetermined as follows. Section 2.2 first allocates the Tax which would be payable pursuant to Section 2.1 in the absence of any Tax Benefit, such as the $70x foreign Tax credit. Thus, before taking into account the $70x foreign Tax credit, $35x of Tax would be allocable to Pride and $35x of Tax would be allocable to Seahawk. Section 2.2 then allocates the Tax Benefit, consisting of the $70x foreign Tax credit. After taking into account only those Tax Items allocated to Seahawk, the $70x foreign Tax credit would be allowable to Seahawk under applicable Tax Law in an amount equal to its $35x of Tax determined before utilizing the foreign Tax credit. Pursuant to Section 2.1(c), Seahawk will take into account (and will be considered to have taken into account) a $35x Tax Benefit, consisting of $35x of the foreign Tax credit. As a result, Seahawk would be liable for $0x of Taxes pursuant to Section 2.1(a)(i) (viz., ($100x)(35%) - $35x). Pursuant to Section 2.1(b) and 2.1(c), Pride will be entitled to use the remaining $35x of such foreign Tax credit, but will be limited to using $14x thereof after taking into account the foreign Tax credit limitation based only on Pride’s Tax Items (viz., ($100x)(35%) X ($40x/$100x)). As a result, Pride would be liable for $21x of Taxes pursuant to Section 2.1(b)(i) (viz., ($100x)(35%) - $14x). Thus, the amended Tax liability of $21x (viz., (35%)($200x) – $49x) shown on the amended Joint Return is allocated $21x to Pride (viz., (35%)($100) - $14x) and $0x to Seahawk (viz., (35%)($100x) - $35x), and the remainder of the foreign Tax credits for 2008 (viz., $21x = $70x - $49x) will be carried back or forward under applicable Tax Law.

Because the $30x additional foreign Tax credit arose as a result of the resolution after the Distribution Date of a Tax Contest for a Tax Year that began prior to the Distribution Date, such foreign Tax credit was allocated to Seahawk pursuant to Section 2.2, and Pride used $9x (viz., $14x - $5x of foreign Tax credits attributable to Tax Years beginning prior to the Distribution Date) of such foreign Tax credit to reduce Taxes payable by it pursuant to clause (i) of Section 2.1(b) for a Tax Year that began on or before the Distribution Date, Pride must, pursuant to Sections 2.1(b)(ii)(C) and 4.2(d)(i), pay to Seahawk $9x, which is equal to the amount of such additional foreign Tax credit, within fifteen days following Pride’s receipt of such refund.

The unused foreign Tax credit of $21x is a Tax Benefit which is allocated to Seahawk under Section 2.2(a) and will be subject to the provisions of this Agreement which apply to Tax Benefits.